EXHIBIT 5.1

January 4, 2008

Shutterfly, Inc.
2800 Bridge Parkway, Suite 101
Redwood City, California 94065

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Shutterfly, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on January 4, 2008 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of and aggregate of 1,718,773 shares of the Company's Common Stock, $0.001 par value (the "Shares").  The Shares are reserved for issuance pursuant to the Company’s 2006 Equity Incentive Plan and pursuant to inducement grants of restricted stock to Craig Jorasch and Tom McGannon and inducement stock option grants to each of T. Bernie Blegen, Katie Ho and Mark J. Rubash.  As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP